SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM S-8


          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       TRINITY ENERGY RESOURCES, INC.
           ------------------------------------------------------
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         Nevada                                         87-0431497
 ------------------------                         --------------------------
 (STATE OF INCORPORATION)                         (I.R.S. EMPLOYER I.D. NO.)

       16420 Park Ten Place, Suite 450            Houston, Texas   77084
    -------------------------------------------------------------------
       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)           (ZIP CODE)


            Compensation Plan for Certain Former Employees and Consultants
           -----------------------------------------------------------
                            (FULL TITLE OF THE PLAN)

                       Dennis E. Hedke, Interim President
                         16420 Park Ten Place, Suite 450
                              Houston, Texas 77084
                                 (281) 829-9910
                                 --------------


(NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                         CALCULATION OF REGISTRATION FEE

                                     PROPOSED        PROPOSED
                                     MAXIMUM         MAXIMUM
TITLE OF EACH CLASS OF               OFFERING        AGGREGATE
SECURITIES TO BE       AMOUNT TO BE  PRICE           OFFERING      REGISTRATION
REGISTERED             REGISTERED    PER UNIT        PRICE(1)          FEE
--------------------------------------------------------------------------------
 Common Stock          2,000,000      $.08            160,000        $42.24
$.001 par value
--------------------------------------------------------------------------------
(1)  The  Offering   Price  is  used  solely  for  purposes  of  estimating  the registration fee pursuant to Rule 457(c) and by Rule 457(h), computed upon The basis of the average of the bid and asked price of the securities of the same class as of December 15, 2000.

                                     PART 1

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information.

Trinity Energy Resources, Inc. ("The Company", "we", "us" or the "Registrant" is offering a total of 2,000,000 shares of its Common Stock to certain former employees and consultants for employment and services previously rendered, or to be rendered. The issuance of shares is being made pursuant to the Special Compensation Plan for Certain Former Employees and Consultants (the "Plan") adopted by the Board of Directors on December 15, 2000. The 2,000,000 shares will cover the costs of previously rendered services as well as ongoing services to the Company. Each former employee and consultant has agreed to accept shares under the Plan in lieu of a cash payment for its services. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA, nor is this Plan qualified under Section 401(a) of the Internal Revenue Code.

There are no ongoing reporting obligations of former employees or consultants, nor are there any ongoing contributions from the Registrant. The purpose of this Registration of securities on Form S-8 is to compensate former employees and other individuals and/or entities that have performed and continue to perform consulting services to the Registrant. The Board has authorized this registration and written the Plan to satisfy present and future compensation obligations to former employees and consultants. This registration is limited to 2,000,000 shares.

The former employees and consultants eligible for shares under the Plan have performed, or will perform in the future, services or activities for which shares may be issued under a Form S-8. Former employees and consultants may contact John Mahoney, the Plan Administrator and Vice President of the Registrant, with any questions at (281) 829-9910.


Item 2.  Registrant Information and Annual Information on the Plan

In addition to receiving a copy of the Plan, each eligible consultant shall have access, upon oral or written request, to any documentation regarding the Plan that may not be included in this Registration Statement.


                                     PART II

Item 3.  Incorporation of Documents by Reference.

The following documents, which are on file with the Securities and Exchange Commission, are incorporated herein by reference:

     (a) The Company's latest amended registration statement(10-SB), filed September 20, 2000, pursuant Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed. The description of the Company's Common Stock is contained in that amended annual report incorporated by reference herein.

     (b) The Company's third quarter 2000 10-QSB filing, filed on November 14, 2000.


Item 4.  Not Applicable.


Item 5.  Interest of Named Experts And Counsel.

         Not Applicable


Item 6.  Indemnification of Directors and Officers.

Nevada Corporation Law

Section 78.7502 of the Nevada General Corporation Law contains provisions authorizing indemnification by the Company of directors, officers, employees or agents against certain liabilities and expenses, which they may incur as directors, officers, employees, or agents of the Company or of certain other entities. Section 78.7502(3) provides for mandatory indemnification, including attorney's fees, if the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein. Section 78.751 provides that such indemnification may include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under the Section. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities. Section 78.752 authorizes the Company to obtain insurance on behalf of any such director, officer employee or agent against liabilities, whether or not the Company would have the power to indemnify such person against such liabilities under the provisions of the Section 78.7502.

Under Section 78.751(e) the indemnification and advancement of expenses provided pursuant to Sections 78.7502 and 78.751 are not exclusive, and subject to certain conditions, the Company may make other or further indemnification or advancement of expenses of any of its directors, officers, employees or agents. Because neither the Articles of Incorporation, as amended, or By-Laws of our Company otherwise provide, notwithstanding the failure of the Company to provide indemnification and despite a contrary determination by the Board of Directors or its shareholders in a specific case, a director, officer, employee or agent of the Company who is or was a party to a proceeding may apply to a court of competent jurisdiction for indemnification or advancement of expenses or both, and the court may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses if it determines that the petitioner is entitled to mandatory indemnification pursuant to Section 78.7502(3) because he has been successful on the merits, or because the Company has the power to indemnify on a discretionary basis pursuant to Section 78.7502 or because the court determines that the petitioner is fairly and reasonably entitled indemnification or advancement of expenses or both in view of all the relevant circumstances.

Articles of Incorporation and By-Laws

Our Articles of Incorporation and By-Laws empower us to indemnify current or former directors, officers, employees or agents of the Company or persons serving by request of the Company in such capacities in any other enterprise or persons who have served by the request of the Company is such capacities in any other enterprise to the full extent permitted by the laws of the State of Nevada.

Indemnity Agreements

To induce and encourage highly experienced and capable persons to serve as directors and officers, our Company has entered into an Indemnity Agreement with each director and officer presently serving the Company and will provide the same agreement to future directors and officers as well as certain agents and employees. The Agreement provides that we shall indemnify the director and/or officer, or other person, when he or she is a party to, or threatened to be made a party to, a proceeding by, or in the name of, the Company. Expenses incurred by the indemnified person in any proceeding are to be paid to the fullest extent permitted by applicable law. The Agreement may at some time require the Company to pay out funds which might otherwise be utilized to further the Company=s business objectives, thereby reducing our ability to carry out our projected business plans.

SEC Position on Indemnification for Security Act Liability

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

OFFICERS AND DIRECTORS LIABILITY INSURANCE

At present, we do not maintain Officers and Directors Liability Insurance and, because of the anticipated cost of such insurance, we have no present plans to obtain such insurance.


Item 7.  Exemption from Registration Claimed.

Not applicable.


Item 8.  Exhibits.

         The Articles of Incorporation and all amendments made thereto, which define the rights of common shareholders among other things, have been previously filed. The Registrant does not intend for this Plan to be qualified under ERISA, and therefore does not need to comply with ERISA. The Exhibit Index for included exhibits for this Form S-8 Registration appears immediately before signatures.


Item 9.  UNDERTAKINGS.

Trinity Energy Resources, Inc. hereby undertakes:

(1) To file during any period in which offers or sales are being made, post-effective amendments(s) to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the adjudication of such issue.



INDEX  TO  EXHIBITS


  Exhibit
  Number    Description
  -------   -----------

   2.1*     Third Amended Plan of Reorganization and Disclosure Statement
   3.1*     Articles of Incorporation, 1986, Utah, Celebrity Limousines, Ltd.
   3.2*     Articles of Incorporation, 12/1/1989, Nevada, Limousines, Ltd.
   3.3*     Articles of Merger, 1/31/1999, Utah, Celebrity Limousines, Ltd. and
            Nevada Limousines, Limited - Nevada Corporation
   3.4*     Articles of Amendment 7/9/1993, name change from Limousines, Limited to Trinity Gas Corporation.
   3.5*     By-Laws of Trinity Gas Corporation.
   3.6*     Articles of Amendment, 3/29/1999, Nevada, to change corporate name to Trinity Energy Resources, Inc.
   3.7*     Certificate of Authority to Transact Business in Texas, 10/06/1999.
   3.8*     Assumed Name Certificate in Texas, 10/12/1999
   3.9*     Amended Certificate of Designation, Powers, Preferences and Rights
              of the 1999 Series of Convertible Preferred Stock
   5.1      Legal Opinion of Andrea Cataneo, Esq.
  10.1*     Mr. John W. Mahoney - Employment Agreement
  10.2*     Mr. Dennis E. E. Hedke - Employment Agreement
  10.3*     Mr. James E. Gallien, Jr. - Employment Agreement
  10.4*     Mr. Michael L. Wallace - Independent Contractor Agreement
  10.5*     Letter Agreement between Carlton Energy Group, Oriental Petroleum
                Resources, Ltd., and Trinity Gas Corporation
  10.6*     Chad Convention, French Translation
  10.7*     Chad Convention, English Translation
  10.8*     Cliveden Agreement, 5/5/1999
  10.9*     Cliveden Agreement, 11/29/1999
 10.10*     Purchase and Sale Agreement between Carlton Energy, Trinity Gas,
                Ian Nordstrom and Rudy Olschewski
 10.11*     Aker Maritime Sublease
 10.12*     Cliveden Agreement, 12/27/99
 10.13*     Assignment to Cliveden Petroleum Co., Ltd., 1/14/2000
 10.14**    Crude Oil Purchasing Contract-Equiva Trading Company
 10.15**    Crude Oil Purchasing Contract - Sunoco, Inc.
 10.16**    Natural Gas Purchasing Contract-North American Resources
             Company #281
 10.17**    Natural Gas Purchasing Contract-North American Resources
             Company #282
 10.18**    Natural Gas Purchasing Contract-Dynegy Midstream Services, Limited
             Partnership
 10.19****  Master Funding Agreement with Salus Trust, July 21, 2000.
 10.20      Unanimous Consent of Board of Directors adopting the Special
              Compensation Plan for Certain Former Employees and Consultants
 10.21      Special Compensation Plan for Certain Former Employees
              and Consultants
 16.0***    Letter on Change in Certifying Accountant
 24.1       Consent of Andrea Cataneo, Esq.
             (contained in Exhibit 5.1)
 24.2       Consent of Auditors


*    Previously filed with Form 10-SB.
**   Previously filed with 1st Amendment to Form 10SB
***  Previously filed with 4th Amendment to Form 10SB
**** Previously filed with 5th Amendment to Form 10SB

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, December 13, 2000.



                                        TRINITY ENERGY RESOURCES, INC.

                                        By:  /s/ Dennis E. Hedke
                                           --------------------------------
                                           Dennis E. Hedke
                                           Interim President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                               TITLE                           DATE
---------                               -----                           ----

/s/ Dennis E. Hedke
---------------------------         Interim President                  12/15/00
Dennis E. Hedke



/s/ James  E.  Gallien,  Jr.      Executive Vice President/           12/15/00
---------------------------                 CFO
James  E.  Gallien,  Jr.